Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-49305, No. 333-162747 and No. 333-264543) of Humana Inc. of our report dated June 14, 2023 relating to the financial statements and supplemental schedule of Humana Puerto Rico Retirement Savings Plan, which appears in this Form 11‑K.

/s/ PricewaterhouseCoopers LLP

Louisville, Kentucky
June 14, 2023